EXHIBIT 99.1

MacroGenics Provides Update on Corporate Progress and First Quarter 2014 Financial Results

Clinical study of first DART, MGD006, to commence in Second Quarter 2014
Phase 3 margetuximab gastroesophageal "MAGENTA" study poised for initiation in second half 2014

ROCKVILLE, Md., May 6, 2014 (GLOBE NEWSWIRE) -- MacroGenics, Inc. (Nasdaq:MGNX), a clinical-stage biopharmaceutical company focused on discovering and developing innovative monoclonal antibody-based therapeutics for the treatment of cancer and autoimmune diseases, today provided a corporate progress update and reported financial results for the quarter ended March 31, 2014.

"In the first quarter of this year, we continued to build on the success of 2013," said Scott Koenig, M.D., Ph.D., President and CEO of MacroGenics. "We remain on track to meet our key corporate goals, including advancing our first DART into clinical development, and are poised to become an important player in the emerging field of immuno-oncology. By the end of 2015, we anticipate having six proprietary programs in our clinical development pipeline. With the completion of our follow-on offering and the receipt of payments under our corporate partnerships during the first quarter of 2014, we remain in a strong financial position to continue to advance our proprietary pipeline of product candidates."

Development Pipeline Update

Margetuximab is an Fc-optimized monoclonal antibody that targets HER2-expressing tumors, including gastroesophageal, breast and other cancers. Recent highlights include:

  Phase 3 Initiation Expected in the Second Half of 2014: MacroGenics expects to initiate the MAGENTA study, a Phase 3 clinical trial of margetuximab in advanced gastroesophageal cancer, in the second half of 2014. This pivotal study will include approximately 425 patients across multiple countries and assess overall survival of patients on margetuximab in combination with chemotherapy versus chemotherapy alone.

MGA271 is an Fc-optimized monoclonal antibody that targets B7-H3, a member of the B7 family of molecules involved in immune regulation. Recent highlights include:

  Planned Phase 1 Expansion: MacroGenics expects to complete the first three dose-expansion cohorts of its MGA271 Phase 1 clinical trial by the end of 2014. The Company plans to initiate additional monotherapy expansion cohorts across multiple solid tumor types beginning in the second half of this year. In addition, MacroGenics plans to initiate further studies of MGA271 in combination with other therapies beginning in 2015.

MGD006 is a DART-based molecule that recognizes both CD123 and CD3. CD123, the Interleukin-3 receptor alpha chain, is expressed on leukemia and leukemic stem cells. The primary mechanism of action of MGD006 is its ability to redirect T cells, via their CD3 component, to kill CD123-expressing cells. Recent highlights include:

  Expected to Enter the Clinic: MacroGenics is on track to commence a Phase 1 clinical trial for MGD006 in patients with acute myeloid leukemia in the second quarter of 2014.
  MacroGenics' Partner Increases Commitment to DART Program: During the first quarter of 2014, MacroGenics received a total of $20 million from Servier, which encompasses both their license grant fee and IND acceptance milestone. MacroGenics retains the right to develop and commercialize MGD006 in North America, Japan, Korea and India.

MGD007 is a DART-based molecule that recognizes both the glycoprotein A33 antigen, or gpA33, and CD3. gpA33 is found on over 95% of primary and metastatic human colorectal cancers, including cancer stem cells, which are thought to be responsible for tumor recurrence and metastasis. The primary mechanism of action of MGD007 is its ability to redirect T cells, via their CD3 component, to kill gpA33-expressing colon cancer cells. Recent highlights include:

  Pre-Clinical Data Presented at AACR: Key findings from a poster presentation at the recent American Association for Cancer Research (AACR) Annual Meeting included: (1) MGD007 mediates in vivo tumor growth inhibition at doses as low as 4 µg/kg; and (2) in non-human primates, four weekly doses of up to 200 µg/kg were well-tolerated with prolonged pharmacokinetics, consistent with that of an Fc-containing molecule.
  Expected to Enter the Clinic: MacroGenics intends to commence a Phase 1 clinical trial for MGD007 in patients with colorectal cancer in the second half of 2014.

Proprietary Pre-Clinical Pipeline Update

MacroGenics continues to advance its immuno-oncology portfolio of its proprietary, pre-clinical product candidates and expects to have a total of six clinical programs by the end of 2015. This includes the planned initiation of clinical testing of two oncology DART-based product candidates in 2015. The Company's autoimmune portfolio, which includes MGD010, a DART that targets both CD32B and CD79B, is also progressing in pre-clinical development.

Recent Corporate Developments

  Completed Follow-on Offering of Common Stock: MacroGenics completed a public offering of common stock and secondary shares in February 2014, raising net proceeds to the Company of $76.7 million.
  Strengthened Board of Directors: The Company added Matt Fust as a Director to its Board, and Chairman of its Audit Committee, in March 2014. Mr. Fust was the former Executive Vice President and Chief Financial Officer of Onyx Pharmaceuticals, Inc., an oncology-focused biopharmaceutical company that was purchased by Amgen in October 2013.
  Expanded Management Team: The Company appointed Atul Saran as Senior Vice President and General Counsel in April 2014. Mr. Saran most recently held a leadership role at AstraZeneca as Vice President, Corporate Development and Ventures, and also chaired the MedImmune Ventures Investment Committee.

2014 First Quarter Financial Results

  Cash Position: Cash and cash equivalents as of March 31, 2014 were $198.7 million, compared to $116.5 million as of December 31, 2013.
  Revenue: Total revenues, consisting primarily of revenue from collaborative research, were $14.7 million for the quarter ended March 31, 2014, compared to $10.6 million for the quarter ended March 31, 2013. Collaborative research revenue includes the recognition of deferred revenue from payments received in previous periods as well as payments received during the quarter.
  R&D Expenses: Research and development expenses were $14.6 million for the quarter ended March 31, 2014, compared to $10.1 million for the quarter ended March 31, 2013.
  G&A Expenses: General and administrative expenses were $3.3 million for the quarter ended March 31, 2014, compared to $3.8 million for the quarter ended March 31, 2013.
  Net Loss: Net loss was $3.1 million for the quarter ended March 31, 2014, compared to a net loss of $3.4 million for the quarter ended March 31, 2013.
  Shares Outstanding: Shares outstanding as of April 30, 2014 were 27.6 million.

Conference Call Information

MacroGenics will host a conference call today at 4:30 pm (ET) to discuss the first quarter of 2014 and provide a corporate update. To participate in the conference call, please dial (877) 303-6253 (domestic) or (973) 409-9610 (international) five minutes prior to the start of the call and provide the Conference ID: 35495095.

The recorded, listen-only webcast of the conference call can be accessed under "Events & Presentations" in the Investor Relations section of the Company's website at http://ir.macrogenics.com/events.cfm. A replay of the webcast will be available shortly after the conclusion of the call and archived on the Company's website for 30 days following the call.

MACROGENICS, INC. CONSOLIDATED BALANCE SHEET DATA (Amounts in thousands)

	March 31, 2014	December 31, 2013
Cash and cash equivalents	$ 198,722	$ 116,481
Total assets	210,173	125,782
Deferred revenue	36,826	27,403
Total stockholders' equity (deficit)	153,219	78,914

MACROGENICS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) (Amounts in thousands, except share and per share data)

	Three Months Ended March 31,
	2014	2013
Revenues:
Revenue from collaborative research	$ 14,401	$ 10,067
Grant revenue	318	531
Total revenues	14,719	10,598

Costs and expenses:
Research and development	14,569	10,097
General and administrative	3,259	3,833
Total costs and expenses	17,828	13,930

Income (loss) from operations	(3,109)	(3,332)

Other income (expense)	1	(34)
Net comprehensive income (loss)	$ (3,108)	$ (3,366)

Basic and diluted net income (loss) per common share	($0.12)	($2.93)
Basic and diluted weighted average number of common shares outstanding	26,262,356	1,148,694

About MacroGenics, Inc.

MacroGenics is a clinical-stage biopharmaceutical company focused on discovering and developing innovative monoclonal antibody-based therapeutics for the treatment of cancer and autoimmune diseases. The Company generates its pipeline of product candidates from its proprietary suite of next-generation antibody technology platforms, which it believes improve the performance of monoclonal antibodies and antibody-derived molecules. The Company creates both differentiated molecules that are directed to novel cancer targets, as well as "bio-betters," which are drugs designed to improve upon marketed medicines. The combination of MacroGenics' technology platforms and antibody engineering expertise has allowed the Company to generate promising product candidates and enter into several strategic collaborations with global pharmaceutical and biotechnology companies.   www.macrogenics.com

Cautionary Note on Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for the Company, including statements about the Company's strategy, future operations, clinical development of the Company's therapeutic candidates, milestone or opt-in payments from the Company's collaborators, the Company's anticipated milestones and future expectations and plans and prospects for the Company and other statements containing the words "anticipate," "believe," "estimate," "expect," "intend," "may," "plan," "predict," "project," "target," "potential," "will," "would," "could," "should," "continue," and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties inherent in the initiation and enrollment of future clinical trials, expectations of expanding ongoing clinical trials, availability and timing of data from ongoing clinical trials, expectations for regulatory approvals, other matters that could affect the availability or commercial potential of the Company's product candidates and other risk factors described in the Company's filings with the Securities and Exchange Commission, including those discussed in the "Risk Factors" section of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 20, 2014. In addition, the forward-looking statements included in this press release represent the Company's views as of the date hereof. The Company anticipates that subsequent events and developments will cause the Company's views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date hereof.

CONTACT: Jim Karrels, Vice President, CFO
         MacroGenics, Inc.
         1-301-251-5172, info@macrogenics.com

         Karen Sharma, Vice President
         MacDougall Biomedical Communications
         1-781-235-3060, ksharma@macbiocom.com